Exhibit 99.3

LETTER TO COMPANY EMPLOYEES

Dear CinCor team:

Today is a significant day for CinCor Pharma. As you’re aware, we have now publicly announced that AstraZeneca intends to acquire all outstanding shares of CinCor’s stock for $26.00 per share, which represents a total equity value of approximately $1.3 billion and a premium of approximately 121% to our common stock’s closing price on January 6, 2023, with the possibility of an additional future payment of $10.00 per share related to the achievement of a specified milestone. Combined, the upfront and potential future payment, if the milestone is achieved, represent a total equity value of approximately $1.8 billion and a premium of approximately 206% to our common stock’s closing price on January 6, 2023. AstraZeneca’s offer is a testament to the value you have all created through your unrelenting dedication and commitment to our company, as well as the potential we believe baxdrostat has for patients with hypertension and other cardio-renal diseases. A copy of our press release announcing the proposed transaction can be found here.

We believe that this is the ideal next step and best path forward to continue to achieve our mission to bring innovation to the pharmaceutical treatment of hypertension and other cardio-renal diseases. AstraZeneca is a leading global biopharmaceutical company that has brought forward a wide range of therapies to address many challenging diseases, and we believe that AstraZeneca’s expertise in global drug development and the resources afforded to a large pharmaceutical company can potentially accelerate our clinical development efforts and bring baxdrostat more quickly to the millions of people worldwide living with hypertension, if approved.

In terms of next steps, we expect the proposed transaction to close in the first quarter of 2023, subject to satisfaction of customary closing conditions, including completion of regulatory reviews and the tender of a majority of the outstanding CinCor shares. In the interim, while a transition team will work with AstraZeneca on transition planning, CinCor will continue to operate independently, and we should continue to stay focused on our daily responsibilities and conduct business as usual. As such, today’s announcement should not impact our day-to-day activities, and it’s imperative that we all remain focused on our commitments with respect to our clinical development activities and ongoing work.

As you can imagine, this announcement is likely to generate increased amounts of inquiries regarding our company and the proposed transaction. Since it is important that we speak with one voice, please forward all investor or media calls related to the proposed transaction to Mike Kalb at [***].

As always, I want to thank you for your continued commitment to achieving our vision here at CinCor. Our unwavering commitment to developing baxdrostat to address patient populations with significant unmet medical needs is what has made this opportunity possible.

I expect that you have a lot of questions, and we plan to provide you with more information as it becomes available and can be shared. We have prepared an Employee FAQs document addressing what we anticipate will be frequently asked questions, which is attached to this email. However, please understand that we are in the process of finalizing the details of the proposed transaction and may not have all of the answers just yet.

LETTER TO COMPANY EMPLOYEES

Thank you for your continued commitment and dedication to CinCor.

With gratitude,

Marc

Important Information about the Tender Offer

The tender offer (“Tender Offer”) described in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of CinCor, nor is it a substitute for the Tender Offer materials that Cinnamon Acquisition, Inc. (“Purchaser”), a wholly owned subsidiary of AstraZeneca, is expected to file with the Securities and Exchange Commission (the “SEC”) upon commencement of the Tender Offer. The solicitation of an offer to tender and the offer to buy shares of CinCor’s common stock will only be made pursuant to a Tender Offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Purchaser is expected to file with the SEC. In addition, CinCor is expected to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer.

Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of CinCor on Schedule 14D-9 and related materials with respect to the Tender Offer and the proposed merger, free of charge at the website of the SEC at www.sec.gov or from the information agent named in the Tender Offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by CinCor under the “Investors” section of CinCor’s website at www.cincor.com.

Stockholders and Investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of CinCor on Schedule 14D-9 and any amendments thereto, as well as any other documents relating to the Tender Offer and the proposed merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the Tender Offer because they contain important information, including the terms and conditions of the Tender Offer and the proposed merger.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document constitute forward-looking statements within the meaning of the federal securities laws. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, including, but not limited to statements related to CinCor’s business in general, the timing of completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of January 8, 2023, by and among CinCor, Purchaser, and AstraZeneca Finance and Holdings Inc. (the “Merger Agreement”) including the parties’ ability to satisfy the conditions to the consummation of the Tender Offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. Words such as “believes,” “plans,” “anticipates,” “projects,”

LETTER TO COMPANY EMPLOYEES

“estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on CinCor’s current plans, objectives, estimates, expectations and intentions, involve assumptions that may never materialize or may prove to be incorrect and inherently involve significant risks and uncertainties, including factors beyond CinCor’s control, that could cause actual results, performance, or achievement to differ materially and adversely from those anticipated or implied in the statements, including, without limitation: uncertainties with respect to the timing of the Tender Offer and the proposed merger; uncertainties as to the number of shares of CinCor’s common stock that will be tendered in the Tender Offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the Tender Offer or the proposed merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the proposed merger at all or on acceptable terms or within expected timing; the risk that stockholder litigation in connection with the Tender Offer or the proposed merger may result in significant costs of defense, indemnification and liability; the effects of disruption from the transactions contemplated by the Merger Agreement on CinCor’s business and the fact that the announcement and pendency of such transactions may make it more difficult to establish or maintain relationships with employees and business partners; the possibility that the milestone related to the contingent value right will never be achieved and no milestone payment may be made; initial, interim, “top-line” and preliminary data from clinical trials announced or published from time to time may change; success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials; enrollment and retention of patients in clinical trials could be delayed; CinCor relies and will rely on third parties to conduct, supervise and monitor existing clinical trials and potential future clinical trials; developments from the company’s competitors and the marketplace for the company’s products; and business, operations and clinical development timelines and plans may be adversely affected by the COVID-19 pandemic, geopolitical events, and macroeconomic conditions, including rising inflation and interest rates and uncertain credit and financial markets, and matters related thereto; and other risks and uncertainties affecting the company, including those described under the caption “Risk Factors” and elsewhere in CinCor’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 22, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022 filed with the SEC on May 10, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended June 30, 2022 filed with the SEC on August 8, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended September 30, 2022 filed with the SEC on November 3, 2022, and other filings and reports that CinCor may file from time to time with the SEC. Other risks and uncertainties of which CinCor is not currently aware may also affect CinCor’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. These risks and uncertainties may be amplified by macroeconomic conditions, including volatility and uncertainty in financial markets. All forward-looking statements contained in or incorporated by reference into this document speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. CinCor undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.